Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039	News Release
Phone: 972.869.3400
Fax:972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Conclusion and Reports Results of Voluntary Investigation of Stock Option Granting Practices

Irving, Texas, April 6, 2007 Thomas Group, Inc. (NasdaqGM: TGIS), a leading operations and process improvement firm, announced today it has concluded the voluntary investigation into its stock option granting practices.

The results of the investigation and related restatement of certain of the Company’s historical financial statements were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on April 6, 2007 (“Form 10-K”).  Investors are encouraged to review the details of the investigation and the restatement in the Form 10-K.  This press release summarizes those matters.

The Company’s Board of Directors, with concurrence and oversight by its Audit Committee, previously initiated a review of the Company’s historical stock option practices and related accounting in connection with the Company’s assessment of its historical capitalization documentation and not in response to any specific concerns from within the Company about option practices or any inquiry from the Securities and Exchange Commission or any other regulatory agency.

The Company’s Board of Directors received a report on the results of the investigation on March 30, 2007 from the Company’s outside counsel and specially-retained forensic accountants.  At that time, the Board also received recommendations for proposed remedial measures, which did not include any remedial measures pertaining to the Company’s directors or senior management team.

The investigation team determined that from the Company’s initial public offering in August 1993 to the date of its last option grant in January 2003, its historical stock option granting process has generally reflected a lack of either Board or Compensation Committee authorization for specific option grants, although a few instances exist where the Board or Compensation Committee took appropriate granting action under Delaware law and the Company’s option plans.  Instead, the investigation team determined that, from August 1993 to January 2003, the Company ran a CEO-centric option granting process with additional participation by the President from time to time and with minimal oversight by either the Board or Compensation Committee.  The investigation team also determined that the Company’s CEOs and/or Presidents through January 2003 thought that they had the apparent authority to grant options.

Based on the historical process deficiencies, the Company has concluded that it will be required to adjust the accounting measurement dates for certain of its stock option grants in accordance with the earliest evidence that the recipient of the grant as well as the number of shares subject to such award were set with finality.  The investigation team also identified some evidence that could be construed as manipulative for certain option grants and option exercises.  Notwithstanding the foregoing, the investigation team concluded that the totality of the information obtained and reviewed does not indicate that (i) stock option grants were intentionally back-dated on a widespread basis in order to obtain more favorable pricing for directors, officers or employees or (ii) option exercises were intentionally manipulated on a widespread basis.  The investigation team also concluded that the Company’s internal control over financial reporting and its legal processes in connection with stock option grants and exercises have been ineffective.

After consideration of the report, the Board affirmed its confidence in the Company’s senior management team and their continued ability to sign certifications with respect to the Company’s periodic SEC reports and its financial statements.

The Company has self reported the internal investigation and the restatement to the Securities and Exchange Commission and intends to cooperate with any informational or other requests from the SEC.

In connection with the investigation, the Company’s Board of Directors, with the approval of the Company’s Audit Committee, has determined that the cumulative non-cash stock-based compensation expense adjustment described below was material and that the Company’s consolidated financial statements for each of the first three quarters of fiscal the year ended December 31, 2006, each of the quarters in the fiscal year ended December 31, 2005 and the fiscal years ended December 31, 2005 and 2004 as well as the selected consolidated financial data for the fiscal years ended December 31, 2003 and 2002 should be restated to record additional stock-based compensation expense resulting from stock options granted during 1993 to 2003 that were incorrectly accounted for under GAAP, and related income tax effects.  The Company’s consolidated financial statements included in previously filed periodic reports with the SEC for such periods have not been amended.  Instead, the consolidated financial statements and selected financial data included in the Form 10-K have been restated in order to reflect the referenced adjustments.

The Company has determined that the cumulative, pre-tax, stock-based compensation expense resulting from revised measurement dates of stock option grants was approximately $2.2 million during the period from the Company’s initial public offering in 1993 through December 31, 2006. These amounts include approximately $2.1 million in non-cash stock based compensation charges and $0.1 million in cash-based taxes, penalties and interest. Conversely, the Company has recorded $0.1 million in tax benefits related to stock compensation charges. Previously reported total revenues were not impacted by the restatement. The adjustments made in the restatement relate to options covering approximately 1.9 million shares. The Company has recorded amounts as follows:

Fiscal Year Ended December 31,	Stock-based Compensation Expense(1)	Income Tax, Penalty and Interest(1)	Income tax expense (benefit) (2)	Decrease in EPS
2006	$5,532	$100,613	($34,367)	$0.00
2005	$48,567	—	($18,456)	$0.00
2004	$53,722	—	($20,414)	$0.00
2003	$71,281	—	($27,087)	$0.00
2002	$49,293	—	($10,657)	$0.01
Pre-2002	$1,891,021	—	—	—
Total	$2,119,416	$100,613	($110,981)	$0.01

(1)             Recorded as a $2.2 million expense with an offsetting $2.1 million increase to additional paid-in capital. Net decrease in equity is $0.1 million due to cash-based taxes, penalties and interest.

(2)             Recorded as a decrease to tax expense and an increase to deferred tax asset or decrease to income tax payable. Net increase in equity is $0.1 million.

In connection with the restatement, the Company assessed the impact of the findings of the internal investigation into its historical stock option grant practices and other tax matters on its reported income tax benefits and deductions, including income tax deductions previously taken for cash and stock-based executive compensation under the provisions of Internal Revenue Code Section 162(m), which provides for a $1 million tax deduction cap on compensation awarded to certain top executives that is not considered performance-based.  The Company determined that no adjustments were required to its (i) income tax expense previously reported in its Consolidated Statements of Income; (ii) tax benefits on stock option exercises previously reported in its Consolidated Statements of Cash Flows and Consolidated Statement of Changes in Stockholders’ Equity or (iii) deferred tax assets previously reported in its Consolidated Balance Sheets. However, the Company has determined that Section 162(m) may apply to option exercises in 2006 for 180,649 shares held by James T. Taylor, our CEO, which, when combined with other applicable employee remuneration, will be limited to a tax deduction of $1 million in 2006. We estimate the non-deductible amount for 2006 to be approximately $654,000, which will result in increased taxes of approximately $241,000.

The Company has also recorded $101,230 of income tax benefit in its Consolidated Statements of Income for the year ended December 31, 2006 and in its Consolidated Balance Sheets at December 31, 2006 to recognize deferred income tax assets on stock-based compensation relating to unexercised stock options.  This amount is not included in the tables above because it is a fourth quarter 2006 estimate, and not part of the restatement.

Section 409A of the Internal Revenue Code provides that option holders with options granted with a below-market exercise price, to the extent the options were not vested as of December 31, 2004, may be subject to adverse Federal income tax consequences. Holders of these options will likely be required to recognize taxable income at the date of vesting for those options vesting after December 31, 2004, rather than upon exercise, on the difference between the amount of the fair market value of our common stock on the date of vesting and the exercise price, plus an additional 20 percent penalty tax and interest on any income tax to be paid. To the extent this process is available to affected employees, the Company has decided to follow the IRS Settlement Offer issued in February 2007 to pay penalty and interest, estimated at approximately $46,000, to the IRS on behalf of the employees and potentially gross-up employees for tax costs.  The IRS offer only applies to option exercises by rank and file employees in 2006.

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Thomas Group, Inc. (NasdaqGM: TGIS) is an international, publicly traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known as The Results Company(SM), Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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